Exhibit 99.1
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Feb. 03. 2010 / 3:00PM, DWSN — Q1 2010 Dawson Geophysical Earnings Conference Call
CORPORATE Participants
Steve Jumper
Dawson Geophysical — President, CEO
Christina Hagan
Dawson Geophysical — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Collin Gerry
Raymond James — Analyst
Veny Aleksandrov
Pritchard Capital — Analyst
Pierre Conner
Capital One Southcoast — Analyst
PRESENTATION
Operator
Good morning. My name is Cynthia and I’ll be your conference operator today. At this time, I would like to welcome everyone to the Dawson Geophysical first quarter 2010 earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (Operator Instructions)
It is now my pleasure to turn today’s call over to Steve Jumper, President and CEO. Please go ahead, sir.
Steve Jumper — Dawson Geophysical — President, CEO
Thank you, Cynthia. Good morning, and welcome to the Dawson Geophysical first quarter 2010 earnings and operations conference call. As Cynthia said, my name is Steve Jumper, President and CEO of the company. Joining me on the call are Christina Hagan, Executive Vice President and Chief Financial Officer, Decker Dawson, Chairman of the Company, and Ray Tobias, Executive Vice President and Chief Operating Officer.
Today’s call will be presented in three segments. Following these opening remarks, Chris will discuss our financial results. I will then return for an operations update, then open the call for questions. As in the past, the call is scheduled for 30 minutes and we will not provide any guidance. At this point, I’ll turn control of the call over to Chris Hagan, our CFO, to discuss our financial results.
Christina Hagan — Dawson Geophysical — EVP, CFO
Thank you, Steve.
Let’s start with our Safe Harbor Provisions. In accordance to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the company’s actual results of operations. These risks include, but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairment, the availability of capital resources, and operational disruptions. A discussion of these

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and other factors including risks and uncertainties is set forth in the company’s Form 10-K for the fiscal year ending September 30, 2009. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events, or otherwise.
During this conference call, Dawson will make reference to EBITDA, which is non-GAAP financial measure. À reconciliation of this non-GAAP measure to the applicable GAAP measure can be found in Dawson’s current earnings release, a copy of which is located on Dawson’s website, www.Dawson3D.com.
This morning, we reported revenues of $36.330 million for the quarter ending December 31, 2009. Our first quarter of fiscal 2010 compared to $80.216 million for the same quarter in fiscal 2009, a decrease of 55%. Net loss for the first quarter of fiscal 2010 was $4.216 million, compared to net income of $7.734 million in the same quarter of fiscal 2009. Loss per share for the first quarter of fiscal 2010 was $0.54 compared to income per share of $1 for the first quarter of 2009. EBITDA for the first quarter of fiscal 2010 was a loss of $211,000 compared to income of $19.162 million in the same quarter fiscal 2009.
The revenue decrease in the quarter was primarily a result of previously announced reductions in active crew count. During the second quarter of fiscal 2009, a reduction of four crews, during the third quarter of fiscal 2009 a reduction of two crews, and during the first quarter of fiscal 2010, a reduction of one crew. Revenues in the quarter continue to include relatively high third party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The sustained level of these charges is driven by our continued operations in areas with limited access. We are reimbursed for these expenses by our clients.
I’ll now turn it over for Steve’s comments.
Steve Jumper — Dawson Geophysical — President, CEO
Thank you, Chris. There’s no doubt the first quarter of fiscal 2010 was challenging. We operated nine seismic data acquisition crews in the quarter, down from 16 a year ago. As Chris mentioned, lower utilization rates on the nine crews, excessive downtime for weather on several crews in October and December, along with the typical first quarter seasonal issues negatively impacted our first quarter results. However, beginning in late calendar 2009, we began to experience an increase in demand for our services in numerous oil and natural gas producing basins, including the Marcellus shale, Haynesville shale, Eagle Ford Shale, Barnett Shale, Fayetteville shale, Bakken Shale and the Permian Basin and mid-continent regions.
In response to this increase in demand, we redeployed two existing crews in January. As of today, we are operating two crews in the Appalachian Basin, two in North Dakota, four in West Texas, one in Arkansas, one in the Fort Worth Basin, and one in Utah, bringing our active crew count to 11. While we remain in a competitive pricing environment and the overall state of our economy and industry remains somewhat uncertain, we believe our order book reflects the commitments to maintain operations of 11 crews to the middle of calendar 2010.
We believe the diversity of current project sizes puts us in a position to mitigate the short-term utilization problems we’ve experienced in recent quarters and the mixture of oil and natural gas projects, coupled with our clients’ needs to evaluate their leasehold positions in the large shale plays, gives us reason to be more optimistic on the longer-term visibility of our order book. In the original E&P spending survey published by Barclays Capital in December 2009, the 197 companies surveyed indicated that they expect:
1. 2010 E&P expenditures to rise from $71 billion to $79 billion in the US market; and
2. 45% of the respondents anticipate spending a greater share of CapEx on exploration in 2010 versus 2009. À large portion of the incremental spending to be directed at shale plays with some capital shifted towards oil-related activities.
These estimates were based on budget projections that are based on an average crude oil price of $70.16 per barrel WTI and a natural gas price forecast of $5.21 per Mcf. This report and others like it highlight what we began to see at the end of calendar 2009, and the beginning of 2010. Exploration production companies are increasing their

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CapEx budget. The greater percentage of these budgets are being allocated toward exploration work. Our ability to mitigate dry hole risk, lower F&D costs and identify reservoirs is once again starting to play a more critical role in our clients’ initiatives.
As mentioned in the press release, we have taken delivery of the OYO GSR recording system and we’ll deploy this system this week in a multicomponent function within a larger conventional seismic data acquisition project utilizing an ARAM recording system. The OYO system will further strengthen our technical and operational flexibility and hopefully improve efficiencies, which in turn may lead to improved financial performance in the future. Previously announced purchase of the OYO system accounts for approximately 65% of our current fiscal 2010 capital budget of $10 million. The balance of the budget will be used primarily for maintenance capital requirements.
Overall, the lower 48 seismic data acquisition market is beginning to show signs of positive growth. Certainly in comparison with the first half of calendar 2009. There are still obstacles to overcome. Weather and land access permits will continue to impact our results going forward, particularly with respect to our shift toward predominantly turnkey contracts.
Pricing remains competitive. The overall pace of economic activity is uncertain. However, we believe the opportunity to overcome the competitive pricing environment and operational risk in our turnkey contract exists with the potential for increased productivity and efficiency at the crew levels.
In closing, our strong balance sheet with over $90 million of working capital and no debt, our asset base, the retention of key technical and operational staff, and our strong client relationships, we believe puts us in a position to capture the upside of the business cycle. It is our intention to continue to operate with a conservative financial structure, remain loyal to our employees and shareholders, while continuing to focus on helping our trusted clients find oil and natural gas.
And with that, Cynthia, I believe we are ready for questions.
QUESTIONS AND ANSWERS
Operator
Thank you. (Operator Instructions) Your first question comes from the line of Collin Gerry with Raymond James.
Collin Gerry — Raymond James -Analyst
Good morning, Steve, good morning, Chris.
Christina Hagan -Dawson Geophysical — EVP, CFO
Good morning.
Steve Jumper — Dawson Geophysical — President, CEO
Good morning, Collin. How are you doing?
Collin Gerry — Raymond James — Analyst
I’m doing okay. Sounds like you all are doing better, we’re adding some crews. I guess the basis of my first question is the prior quarter. Obviously, results weren’t that awesome from an historical perspective, yet it sounds like it’s getting better pretty quick here if we’re already adding crews. I mean maybe just give us à little bit more detail.

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Sounds like it’s all the shale plays and the unconventional stuff, of what’s going on the demand front? Are people just getting their budgets in order and now they are ready to go out and start spending some money? Is it very robust, the order book? Talk to us in a little bit more detail.
Steve Jumper — Dawson Geophysical — President, CEO
Well, Collin, everything’s relative.
Collin Gerry — Raymond James — Analyst
Right.
Steve Jumper — Dawson Geophysical — President, CEO
Okay. So we’re not looking at 2007 and 2008 type demand and order book strength. What we began to see late in Q1 of fiscal 2010, which is the end of calendar 2009, was increases, and I think we’ve talked about this maybe in the last conference call, we were beginning to have people talk about things going forward. Well, some of those things are beginning to move forward at a faster pace than we’ve probably anticipated in the beginning of the first quarter back in October timeframe.
And so, you know, we’re seeing some strength certainly in the Marcellus shale play. That’s obviously a place that I think you’ll hear several people talk about growth and demand in that area. As we’ve talked in the past, certainly the oil-related stuff in West Texas, you know, for us to have four crews working in West Texas is something we haven’t had in many, many years. We would run one to two crews through the area from time to time, but we’ve had four pretty steady.
The other thing that’s somewhat encouraging is we’re seeing some activity come back in places that quite honestly we weren’t anticipating, the Barnett Shale, for example, and the Fayetteville. We still got quite a bit of activity in the Haynesville. So to use the word robust may be a little strong, Collin, but it’s certainly better than where we were a year ago from a demand standpoint. I don’t know—we’re in pretty good shape. The encouraging thing is that from a visibility standpoint, we’re in pretty good shape going out through the middle of the calendar 2010, but what’s even more encouraging is that we’ve managed to build an order book that’s got enough diversity and project sizes and mixtures and those kinds of things, things that are accessible to either, you know, any of the recording systems that we use, that should fill some of those holes.
The biggest issue we have faced in the last three quarters, and it’s still there to a certain extent, is the low utilization rate for crews that are working, and weather. We had an absolutely horrible October from a weather and utilization standpoint. We had a pretty good November. November was pretty good, pretty solid month. December backed off a little bit because of weather. January’s been a little bit of a tough go because of weather. But we’re starting to see some of those things that were ideas three or four months ago turn into real life projects that are now turning into projects that are getting permitted and ready. Yes, we feel a whole lot better about where we are than a year ago, but it’s all relative.
Collin Gerry — Raymond James — Analyst
Right. And I guess just going back to what you’re saying about this past quarter, maybe in past couple quarters, I mean it sounds like utilization was low to begin with, just with the state of the market. But weather and permits compounded that to kind of be a little bit of a perfect storm on the downside. So maybe over the next couple of quarters, we get back to a more kind of normalized run rate if terms of utilization, is that a fair way to think about it?
Steve Jumper — Dawson Geophysical — President, CEO
I think so. I think so. Pricing is still competitive and we recognize that. We’re probably, I don’t know, 70%, 80% from time to time on turnkey versus dayrate stuff. And so as we’ve talked iin the past, we’ve got that additional risk that the turnkey contracts bring. But on the flipside of that, we’ve got the potential for increased margin, and provide

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that — if we get a perfect storm on the upside, we could have a pretty big swing, so we’ve still got some things to work at, Collin. I think one of the biggest issues, if you go back last quarter and then prior quarters, you know the problem you dealt with was you had a crew that was sitting idle and finding a place to get it to work, finding a place to put it out there. And, we changed some of the approaches about how we were handling that, whereas now we have a little bit of a problem, not a problem. We are in a position where we have projects we need to get to.
Collin Gerry — Raymond James -Analyst
All right.
Steve Jumper — Dawson Geophysical — President, CEO
Which is a lot different position to be in. And if you can string those together and get a little bit of help with weather and some operational things, you know, we’ve got some upside here. We’re not out of the woods yet. I mean it’s still—like I said, January’s been a fairly tough month. We’ve got rain in West Texas again today. We’ve had pretty big snowfalls in the Mid-Continent and north and back east and so we’re still dealing with some issues, but from a demand standpoint, we certainly feel a lot better.
Collin Gerry — Raymond James — Analyst
You mentioned — it sounds to me like, and you’ve mentioned this in the past, makes sense, with the more turnkey work is that the efficiency of the crews is real going to be the principal driver of margins. How does your confidence in that efficiency —I mean, I would think this your cost structure has come down a little bit since your company is not running at full bore. Is there anything now versus four or five years ago, that the efficiency in terms of getting things done better at Dawson?
Steve Jumper — Dawson Geophysical — President, CEO
We’ve had an increase of channel count. We’ve learned how to handle the channel count better, We’ve got 6, 7 ARAM crews out working and the RSR crews would allow themselves a whole lot more operational flexibility. I think we are a little bit leaner in terms of how we staff a crew.
Collin, if we go back to last year, we dropped from 16 to 12, getting down from 12 to 9 was a difficult place to be, because we made the decision then, and we still have this same thought going forward, that we kept the key people both operationally and technically in our organization, that would allow us to move back fairly quickly. And so I guess we’ve probably reduced expenses back then, but we’ve been running at a pretty high expense rate, higher than, than what we would have let’s say in comparison to a few years ago. So it’s going to take some revenue to get us back over the top of that.
Collin Gerry — Raymond James — Analyst
Right.
Steve Jumper — Dawson Geophysical — President, CEO
I do believe that we are more efficient. When you take the amount of equipment that we were operating and you spread that over 11 crews versus 16 or take out the MRXs at the time, 13, you’ve got a chance to be more efficient, not just in the field, but in the moves between jobs. And I think we’ve got a project mix — we also hit a period there in this down cycle, and we’re not out of a down cycle, I want to emphasize that, but we had periods where getting from job to job was a long move. You may have to move two or three states to get to the next project, but we’ve kind of got an order book in place that the moves are short and so you are eliminating those — any day we eliminate that we’re not actually acquiring data is going to be a positive. Now, I think we’re in a position to reduce the number of days where we’re not acquiring data as well as being more productive when we’re out there. It’s going to take a little bit of luck to get there, but I think we’re certainly in a position to get there. I said luck. Luck is when preparation

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meets opportunity and I think we’re prepared and we have the opportunity, so I’m cautiously optimistic going forward.
Collin Gerry — Raymond James — Analyst
Well, 1 think we all are. The last question I had was one of the things we’re hearing with these big shale plays is there seems to be a trend with the large acreage positions and so forth moving towards multiclient to reduce costs and away from the proprietary. Is that something you’re seeing, is it something that bothers you, or is multiclient in the cards for you guys in the future?
Steve Jumper — Dawson Geophysical — President, CEO
No. Multiclient work in the sense which you’re talking is not for us. We’ve never been in the position that we’ve been in a data ownership position. It’s a model that we don’t subscribe to. That model depends on all kinds of things, like level of prefunding, how the accounting of the project’s handled. All of those things come into play. We are seeing an increase in the multiclient activity. I think that’s not a great surprise to us. We’ve been through this cycle before. We’ve seen things move this way.
The multiclient model is just like the proprietary model, and given the right set of circumstances they work very well. If you don’t have the right set of circumstances, they don’t work as well. We don’t understand it as well as some of the folks we compete with do, and so we’re just going to stick to what we do best, and that’s continue to cultivate those relationships with our clients, operate through the financially conservative structure and keep helping them find oil and gas. So we’re not — we’re seeing it, but it’s not anything that’s keeping me up at night.
Collin Gerry — Raymond James — Analyst
All right. Sounds good. Thanks a bunch for the time. I’ll turn it back.
Steve Jumper — Dawson Geophysical — President, CEO
Thanks, Collin. Appreciate it.
Operator
Your next question comes from the line of Veny Aleksandrov with Pritchard Capital.
Veny Aleksandrov — Pritchard Capital — Analyst
Good morning.
Steve Jumper — Dawson Geophysical — President, CEO
Good morning, Veny. How are you?
Veny Aleksandrov — Pritchard Capital — Analyst
Good, how are you?
Steve Jumper — Dawson Geophysical — President, CEO
How’s the weather in Atlanta?

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Veny Aleksandrov — Pritchard Capital — Analyst
It’s beautiful today, but only today.
Steve Jumper — Dawson Geophysical — President, CEO
It’s not here.
Veny Aleksandrov — Pritchard Capital — Analyst
I’m sorry! I hope it gets better. I have a couple of questions. When — you said you deployed an additional two crews in January, when exactly in January was that?
Steve Jumper — Dawson Geophysical — President, CEO
Oh, they have been ramping up since about the first week of January, and if you’re going to ask me a modeling question, I don’t know that I would factor it too much into January.
Veny Aleksandrov — Pritchard Capital — Analyst
Okay, and then can you tell me where those are working or they are all in the mix?
Steve Jumper — Dawson Geophysical — President, CEO
They are in the mix. I think, probably, if I had to target where they went, one of them probably stayed in West Texas an one of them probably went to the Barnett. We moved, one out of West Texas to go somewhere else and put another one together to handle some stuff locally and then put one in the Fort Worth basin.
Veny Aleksandrov — Pritchard Capital — Analyst
Okay, thank you. Then in the press release you mentioned that your forward work will continue to be building, and you’re expecting increased crew efficiency and productivity. How much is going to affect margins? Can we see margins going back to the double digits?
Steve Jumper — Dawson Geophysical — President, CEO
Now, Veny, were getting awful close to guidance here. You know that. You’re trying to trick me here. But given weather and permit issues if we get a nice stretch of weather and the permits continue to fall together, the land access agreements continue to fall together, I think we’ve got a chance to increase margins significantly. Those are the two wild cards.
Veny Aleksandrov — Pritchard Capital — Analyst
Okay, okay.
Steve Jumper — Dawson Geophysical — President, CEO
I’ll tell you this. On days we’re working, when we’re not moving, we’re not sitting for weather, when we’re not in the layout/pick-up mode — the days we’re working, our crews are performing very, very well. And if we can eliminate those down days, either moves or permits or weather, we have the potential to do, to do very well. Very well is relative. I don’t want to talk about 2007 and 2008 type stuff, certainly better than what we’ve seen in certainly this last quarter and the prior quarters. We’re not quite there yet, but I can see it — there’s a light at the end of the tunnel.

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Veny Aleksandrov — Pritchard Capital — Analyst
Okay, thank you. And then my last question, if things continue to improve, would you be reconsidering your CapEx budget for 2010, and can you go and buy some more equipment like that?
Steve Jumper — Dawson Geophysical — President, CEO
Veny, our history has been to have a very flexible CapEx budget. We have the balance sheet starting to move very, very quickly on any technology or growth in the market, whether it be OYO equipment, whether it be increased channel count on ARAM systems, whether it be something else that comes along. And so I would say that we will continue to operate as we have over our history, that we will be in a position to move on whatever growth opportunities or technical improvement opportunities present themselves. We don’t see it today, but it’s something we can move on in very short order, given the right dynamics.
Veny Aleksandrov — Pritchard Capital — Analyst
Thank you so much. That answers all of my questions. Thank you.
Steve Jumper — Dawson Geophysical — President, CEO
Thank you, Veny.
Operator
Your next question comes from the line of Pierre Conner with Capital One South Coast.
Pierre Conner — Capital One Southcoast — Analyst
Hello, everyone.
Steve Jumper — Dawson Geophysical — President, CEO
Good morning, Pierre.
Pierre Conner — Capital One Southcoast — Analyst
Good morning. Steve, let me just double-check with you on the crews, as you were explaining them. So we’re currently at 11, and the OYO equipment will be deployed into an existing crew?
Steve Jumper — Dawson Geophysical — President, CEO
That’s correct. That is correct.
Pierre Conner — Capital One Southcoast — Analyst
Okay.
Steve Jumper — Dawson Geophysical — President, CEO
It is going to be an embedded three-component patch within a larger ARAM system, which is one of the things we outlined in the press release last quarter about the potential uses. So it is not a stand-alone unit at this point.

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Pierre Conner — Capital One Southcoast — Analyst
Okay. What would be the impact within just that crew on the system? Strictly in efficiency?
Steve Jumper — Dawson Geophysical — President, CEO
Technical.
Pierre Conner — Capital One Southcoast — Analyst
Is this a turnkey job that you’ll be driving efficiency, or is there any potential revenue increase as a result of expanding? Collecting multicomponent data?
Steve Jumper — Dawson Geophysical — President, CEO
It’s got a revenue increase, because the equipment being out there. It’s not a substantial increase at this point. It’s really more of a technical application of the system and efficiency application. We’re going use it during component mode and within a larger survey and see what the multicomponent data looks like. So, I think from an efficiency standpoint, it will be the first time we’ve really had a chance to use it and so we’re going to have some learning issues with it on how to deploy it and how to collect the data out of it. It’s really an ideal place both from a technical and operational — it’s an ideal situation for us to get familiar with the system itself.
Pierre Conner — Capital One Southcoast — Analyst
Okay. Looking back, rather than ask about guidance, maybe just some more specifics on the quarter and how it shook out, Steve, did you carry, or can you quantify for us sort of costs that were carried through the quarter in anticipation of a recovery, labor, et cetera? Was there some impact there, and can you tell us, kind of quantify that?
Steve Jumper — Dawson Geophysical — President, CEO
I don’t know if 1 can specifically quantify it, Pierre, but a couple things I would say, is our reimbursable items are still as a percentage, probably flat from where they have been in the last quarter or so. So we had — that’s going to attribute quite a bit to the drop in revenue. From a pure expense point, we’ve been running with maintaining all of our key operational and technical people since Q3, all the way through Q4 and into Q1. So from an expense line, I think we’ve been relatively flat for last three quarters, anticipating the — some level of return. I’ve never said that, you know, we were anticipating getting back to 16. I didn’t know if the number was going to be 10, 11, 12, and I still don’t know beyond middle of the year where it’s going to be, but that’s been our strategy forever, to maintain a certain level of ongoing expense that’s going —I’ve commented on in the past. The real issue and particularly in Q1 was more of just a revenue issue. The weather and the down time and the permits just killed particularly early and late in the quarter.
Pierre Conner — Capital One Southcoast — Analyst
All right. Well, that’s the follow-on, then, so to that impact, what about sort of a crew days impact of weather, you mentioned a couple times being pretty significant, and—
Steve Jumper — Dawson Geophysical — President, CEO
I don’t have a crew date. I’m really not trying to be evasive here, Pierre, because a crew day on one crew may be a totally different revenue project mix than a day somewhere else. But I think if you looked at actual time, we were probably—at any given time, we had seven of the nine working at any given time, 7.5 of the nine, and we had a pretty serious hit particularly in October.

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Pierre Conner — Capital One Southcoast — Analyst
Okay. The two crews that rolled out here early, are they in the high reimbursable areas, or are they more standard?
Steve Jumper — Dawson Geophysical — President, CEO
No, they are more standard.
Pierre Conner — Capital One Southcoast — Analyst
So they shouldn’t affect the absolute levels of that.
Steve Jumper — Dawson Geophysical — President, CEO
That’s right.
Pierre Conner — Capital One Southcoast — Analyst
Okay. All right. See what else, start-up costs on those at all, or maybe that goes back to the other point. If you carried the costs so far—
Steve Jumper — Dawson Geophysical — President, CEO
Fairly minimal. There’s maintenance costs in getting some of the equipment put back together and, you know, but we really maintained a pretty high level of maintenance costs anyway. So there’s a little bit there. There’s a little bit of higher — there’s some hiring of the labor level, but from a key technical standpoint, on a key and technical standpoint, certainly not like it was when we were putting out new crews.
Pierre Conner — Capital One Southcoast — Analyst
Okay. All right. Two last ones, just a clarification from some that you made to Collin. I think you said we feel a lot better than a year ago and I wanted to verify that. Obviously sequentially I know that that’s the case, you’re better, but even on a 12 months ago, do you feel that the outlook or the backlog is better than it was 12 months ago?
Steve Jumper — Dawson Geophysical — President, CEO
Yes.
Pierre Conner — Capital One Southcoast — Analyst
Okay.
Steve Jumper — Dawson Geophysical — President, CEO
A year ago, inquiries were slow. We were working into Q1 and Q2, we were working off backlog that we had preexisting. We’ve always talked about us being a lagging indicator of activity. We’ve talked about the delay time of three, six, nine months, sometimes a year to get a project ready, and so we were really working our way out of the backlog last year when we were going from 16 to 12, 12 to 10. We went from 10 to 9. We were trying to figure out where those, you know, where that level was going to be that could still maintain a very high short-term utilization rate. I don’t know that we were efficient in doing that. I don’t know that we ever got there. But from a demand standpoint, you know, we saw some steadying and some, maybe some growth and strengthening late in calendar 2009 and we’re seeing more of that going forward in 2010. So from a demand standpoint, I feel like we as a company bottomed a year ago from a financial standpoint, we’re seeing the effects of that.

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Pierre Conner — Capital One Southcoast — Analyst
Now.
Steve Jumper — Dawson Geophysical — President, CEO
Six, nine months later. Are we — is it six, nine, twelve months? I don’t know. I think we’ve still got some work to do. We’ve got some things we need to improve on. Pricing is certainly going to have to improve and I think, I think the deployment of these two crews, I don’t think are going to impact the pricing issues going forward. I don’t think we’re dealing with an overcapacity issue because we’re really working on stuff that we began to build late in 2009, into early 2010, that are things that we needed to get shot for our clients.
Pierre Conner — Capital One Southcoast — Analyst
Okay.
Steve Jumper — Dawson Geophysical — President, CEO
And so — but I can see some strength in that going forward.
Pierre Conner — Capital One Southcoast — Analyst
One of the issues has been in the past that you’ve mentioned diversity, too, Steve, and so when the issue has been diversity of customer mix, you’ve mentioned diversity of oil, gas, regional, et cetera. So without quantification, what can you say about customer mix now versus a year ago?
Steve Jumper — Dawson Geophysical — President, CEO
Oh, I think it’s a lot better. The folks that we’ve been busy working for, our long-term clients, and we’ve had strong relationships with are still there, but we’re seeing some new clients come in and so I feel, I feel real good not just about our geographic diversity, but about our project size. We’ve got some that are in the 20, 25 square mile range, some that are in the couple of hundred. I feel good about the mix between oil and natural gas and I feel real good about our client mix. And so I think all of those things from the chair I’m sitting in certainly feel positive. But once again, Pierre, it’s all relative.
Pierre Conner — Capital One Southcoast — Analyst
Okay, understand. All right. Well, last thing is just watch that seismic instruments there on Sunday evening just in case we get a win. Probably get some data recorded on it.
Steve Jumper — Dawson Geophysical — President, CEO
Okay, very good.
Pierre Conner — Capital One Southcoast — Analyst
All right. Thank you.
Operator
(Operator Instructions) At this time, there are no further questions. I would like to turn the call back over to Mr. Jumper for closing remarks.

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Feb. 03. 2010 / 3:00PM, DWSN — Q1 2010 Dawson Geophysical Earnings Conference Call
Steve Jumper — Dawson Geophysical — President, CEO
Thank you, Cynthia. I want to thank everybody for listening in to our first quarter fiscal 2010 conference call. Particularly would like to thank our employees for their continued effort, our clients for their continued trust, and our shareholders for their continued support.
We will be presenting at the EnerCom Oilservice Conference in San Francisco on February 17. That information will be available on our website, and we look forward to talking to you at the end of the next quarter. Thank you very much.
Operator
Ladies and gentlemen, this concludes today’s Dawson Geophysical first quarter 2010 earnings conference call. You may now disconnect.